Exhibit 99.1

Peapack-Gladstone Financial Corporation Announces the Death
Of Mr. T. Leonard Hill, Chairman Emeritus

Gladstone, NJ - The Directors, Officers and Employees of Peapack-Gladstone Bank celebrate the life of T. Leonard Hill, Bank Chairman Emeritus, who died peacefully on Thursday, March 30, 2006 at the wonderful age of 94.

Mr. Hill was elected to the Board of Directors of Peapack-Gladstone Bank in 1944 and served as Chairman of the Board from 1989 until 2002, when he became Chairman Emeritus. Under his leadership, Peapack-Gladstone Bank grew from $2.4 million in assets in 1944 to $700 million in assets in 2002. During that time, the bank experienced years of record growth and expansion, became listed on the American Stock Exchange and established a reputation for banking excellence. In addition, he was instrumental in the development of The Chairman’s Club of Peapack-Gladstone Bank, an elite checking account membership for senior citizens.

“T. Leonard Hill was an outstanding and constant ambassador of our organization who made a tremendous difference in the lives of hundreds of shareholders, customers, and employees. He remained very active on the Board and throughout all aspects of the Bank until his death last week,” said Frank A. Kissel, Chairman and CEO of Peapack-Gladstone Bank. “He took great pride in building a bank that would reflect the character of the community.”

Established in 1921, Peapack-Gladstone Bank has 21 branch offices located in Somerset, Hunterdon, and Morris Counties. Current assets are more than $1.28 billion. Its Trust Division, PGB Trust and Investments, operates at the Bank’s main office located at 190 Main Street in Gladstone and at its Morristown office located at 233 South Street.

Contact:

Frank A. Kissel, Chairman of the Board and Chief Executive Officer
Peapack-Gladstone Financial Corporation
T: 908-719-4301